Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Reports Strong Fourth Quarter Results; Higher Cash Flow

Generated on Quarterly and Annual Basis

•	Net cash provided by operating activities totaled $22.9 million during the quarter, a 43.7% improvement compared with prior year’s fourth quarter

•	Debt, net of cash, reduced by 46.2% during fiscal year 2009

•	Earnings per diluted share totaled $0.30 in the fourth quarter

•	Operating profit margins reached 8.2% in the fourth quarter; sequential improvement realized in each quarter throughout fiscal year 2009

•	SD&A costs as a percentage of quarterly sales reduced by 180 basis points

Atlanta, GA, October 14, 2009 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced financial results for the fourth fiscal quarter and fiscal year ended August 31, 2009. Zep reported operating profit of $11.0 million during the fourth quarter of fiscal year 2009 compared with $13.5 million in the year-ago period. Charges for restructuring on a pretax basis totaled $0.4 million during the fourth fiscal quarter of 2009. During the prior year period, the Company did not record restructuring-related charges. Operating profit margins for the fourth fiscal quarters of 2009 and 2008 were 8.2% and 8.8%, respectively. Zep reported net income during the quarter ended August 31, 2009 of $6.3 million, or $0.30 per diluted share, which included $0.3 million or $0.01 per diluted share of charges related to restructuring activities. Net income reported in the fourth quarter of the year-earlier period was $8.0 million, or $0.37 per diluted share.

John K. Morgan, Chairman, President and Chief Executive Officer, stated, “This year, our associates were challenged with not only continuing to pursue our strategic initiatives, but also with executing measures designed to address a new economic reality. The results of our associates’ efforts are clear as Zep has meaningfully reduced its breakeven point in the face of economic turmoil and we believe has positioned itself for long-term value creation. Following a strong third fiscal quarter, the Company again delivered significant operating cash flow and earnings and further reduced net debt. More specifically, due to our associates’ commitment and ability to rapidly adjust to adverse conditions, Zep delivered sequential margin improvement throughout the fiscal year, generated more cash from operations during the last six months of this fiscal year than in the entirety of fiscal year 2008, and reduced its net debt position by almost 50% compared with last year. I continue to believe our ability to generate robust cash flow and strengthen our balance sheet during recessionary times is a testament to our associates, our business model and our commitment to relentless execution.”

Fourth Quarter Results

Net sales totaled $134.3 million during the fourth quarter of fiscal year 2009 compared with $152.8 million in the prior year period, representing a decrease of $18.5 million or 12.1%. Net sales in the fourth quarter of fiscal year 2009 exceeded those of the previous quarter by more than 9%. During the fourth quarter, the Company realized higher year-over-year selling prices of approximately $2.9 million, primarily from domestic operations. However, volume growth in the Company’s Retail and Industrial Distribution sales channels was more than offset by continued weak demand in most of the Company’s end-markets, which resulted in a net volume-related sales decline of $18.6 million. Unfavorable foreign currency translation on international sales negatively impacted total net sales by $2.8 million compared with the prior year period.

Gross profit margin was 53.4% in the fourth quarter of fiscal year 2009 compared with 55.6% in the same period of last year. Raw material costs in this fiscal year’s fourth quarter were higher than those of the year-ago period by $0.9 million, an amount that was more than offset by higher selling prices. The impact of channel and product sales mix was responsible for approximately 120 basis points of the quarter’s decline in gross profit margin. Also, the quarter’s significant reduction in finished good inventories reduced manufacturing absorption, which adversely impacted gross profit margins by approximately 130 basis points.

Zep reduced selling, distribution, and administrative expenses as a percentage of sales by 180 basis points to 44.9% in the fourth quarter of fiscal year 2009 — the lowest percentage since Zep became an independent public company. The Company continued to streamline its operations by aggressively reducing costs associated with its administrative processes. During the fourth quarter, Zep recorded a pretax restructuring charge of $0.4 million for costs associated with severances and facility consolidation. Zep ended its fiscal year with 13.5% fewer non-sales associates compared with the prior year. Zep’s net cash provided by operating activities totaled $22.9 million during the quarter, a $7.0 million or 43.7% improvement compared with the prior fiscal year’s fourth quarter. Improved cash flow generation was driven by the aforementioned cost savings initiatives and by more efficient management of operating working capital, which consists of accounts receivable, inventory and accounts payable.

Full Year Results

Net sales were $501.0 million during fiscal year 2009 compared with $574.7 million in the prior year, representing a decrease of $73.7 million, or 12.8%. The Company realized higher selling prices that contributed an additional $18.4 million in sales during fiscal year 2009. However, year-over-year volume-related sales declines totaled $76.1 million, and unfavorable foreign currency translation on international sales negatively impacted total net sales by $16.0 million in fiscal year 2009.

Zep reported operating profit of $18.1 million during fiscal year 2009 compared with reported operating profit of $29.1 million in fiscal year 2008. Pretax charges related to restructuring and other special items totaled $3.4 million and $10.0 million for the years ended August 31, 2009 and 2008, respectively. The Company reported net income of $9.3 million, or $0.43 earnings per diluted share in fiscal year 2009, versus the $16.3 million of net income, or $0.77 earnings per diluted share reported in the prior year. Charges pertaining to restructuring and other special items adversely impacted net income and diluted earnings per share by $2.1 million, or $0.10 in fiscal year 2009, and $6.3 million or $0.30 in fiscal year 2008, respectively.

Zep’s operating activities provided a net $30.4 million in cash during fiscal year 2009 compared with $26.4 million in the prior year. The Company decreased capital spending through disciplined management, and in fiscal year 2009, capital expenditures totaled $7.5 million or $1.7 million less than the prior year.

Strategic Initiatives Update

Zep grew its core Zep Sales & Service organization in the fourth quarter by augmenting its sales force with experienced professionals. On a net basis, Zep consolidated 10 facilities during fiscal year 2009 and anticipates consolidation of at least three more locations in fiscal year 2010. Facility consolidations have historically resulted in improved order fill rates, reduced inventories, and reduced operating costs. The Company continues to pursue new industrial distribution partnerships with its Zep Professional product line, and it remains committed to growing its Zep Commercial, Enforcer and private branded product lines with both existing and new retail customers.

Mark R. Bachmann, Executive Vice President and Chief Financial Officer, added, “We believe Zep is well-positioned to leverage improvements in its cost structure and business model as we enter fiscal year 2010. We recognize that while some recent data suggests economic conditions may have stopped deteriorating, an accelerated market activity level is not likely in the near term. We are prepared to manage the business in a manner that does not depend on an economic rebound, and our reduced cost structure should enable profitability in all four quarters of fiscal year 2010.”

Mr. Morgan concluded, “The benefits associated with a lower-cost operating platform are not limited to delivering profitable operating results during depressed economic times. We believe we have built a platform for growth. While we have taken measures to streamline our operations, we possess the manufacturing capacity necessary to support a substantial increase in volume demand, and we have the financial means to pursue strategic investments necessary to drive sales growth. In fact, we have made and will continue to make investments designed to grow the lifeblood of the Company, the Zep rep sales force, to expand our Industrial Distribution and Retail product lines and their distribution, to increase sales throughout our European markets, and to execute plans not only for organic but also for acquisitive growth. We look forward to continuing our work towards creating value for all stakeholders, including our customers, our associates, our communities, and, of course, our shareholders.”

* * *

The unaudited consolidated and combined financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information referenced in this press release, including adjusted operating profit, adjusted net income, and adjusted diluted earnings per share. Adjusted operating profit margin is equal to adjusted operating profit divided by net sales. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. Moreover, this non-GAAP information may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

A full discussion of the Company’s long-term objectives and financial goals may be found in its Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss fourth quarter and full year results Thursday, October 15, at 9:00 AM ET. The call will be webcast and may be accessed at the Company’s website at www.zepinc.com or by dialing in at (913) 905-1085, access code: 2964250. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal year 2009 net sales of over $500 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional, Enforcer®, National Chemical®, and Selig™, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia. Visit the Company’s website at www.zepinc.com.

* * *

This release contains, and other written or oral statements made by or on behalf of us may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we, or the executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company.

Examples of forward-looking statements in this press release include but are not limited to: statements regarding the economic environment and the impact this environment has had or could have on our current and/or future financial results; the expectation that our reduced cost structure should enable us to be profitable in all four quarters of fiscal year 2010; statements regarding investments that may be made in the future to grow the business, either organically or otherwise, or that may be made for other purposes; and statements and related estimates concerning the benefits that the execution of our strategic initiatives are expected to have on future financial results.

The Company’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience and the historical experience of Acuity Brands, Inc, from which the Company was spun-off in fiscal year 2008, as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•	customer and supplier relationships and prices;

•	competition;

•	ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•	market demand; and

•	litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1a. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, which is incorporated herein by reference.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

* * *

Zep Inc.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(In thousands, except share and per-share data)

	AUGUST 31, 2009	AUGUST 31, 2008
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$16,651	$14,528
Accounts receivable, less reserve for doubtful accounts of $4,955 at August 31, 2009 and $3,329 at August 31, 2008	85,060	99,101
Inventories	39,618	50,782
Prepayments and other current assets	6,772	7,300
Deferred income taxes	7,859	6,614

Total Current Assets	155,960	178,325

Property, Plant, and Equipment, at cost:
Land	3,289	3,295
Buildings and leasehold improvements	56,191	53,952
Machinery and equipment	84,940	82,692

Total Property, Plant, and Equipment	144,420	139,939
Less accumulated depreciation and amortization	89,945	85,327

Property, Plant, and Equipment, net	54,475	54,612

Other Assets:
Goodwill and intangible assets	31,940	32,124
Deferred income taxes	5,989	7,387
Other long-term assets	1,254	1,623

Total Other Assets	39,183	41,134

Total Assets	$249,618	$274,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$12,000	$12,000
Accounts payable	41,062	46,120
Accrued compensation	15,398	21,376
Other accrued liabilities	25,064	27,223

Total Current Liabilities	93,524	106,719
Long-term debt, less current maturities	28,650	47,150

Deferred income taxes	371	410

Self-insurance reserves, less current portion	7,262	7,748

Other long-term liabilities	10,546	12,327

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 21,159,127 and 20,957,916 shares issued and outstanding at August 31, 2009 and 2008, respectively	212	210
Paid-in capital	80,034	75,025
Retained earnings	15,061	9,264
Accumulated other comprehensive income items	13,958	15,218

Total Stockholders’ Equity	109,265	99,717

Total Liabilities and Stockholders’ Equity	$249,618	$274,071

Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(In thousands, except per-share data)

	THREE MONTHS ENDED AUGUST 31		YEAR ENDED AUGUST 31
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Net Sales	$134,302	$152,783	$501,032	$574,724
Cost of Products Sold	62,618	67,890	236,513	251,542

Gross Profit	71,684	84,893	264,519	323,182
Selling, Distribution, and Administrative Expenses	60,274	71,379	243,008	285,592
Restructuring Charge	413	—	3,422	8,527

Operating Profit	10,997	13,514	18,089	29,063
Other Expense:
Interest expense, net	281	477	1,653	2,846
Miscellaneous expense, net	242	257	1,252	226

Total Other Expense	523	734	2,905	3,072

Income before Provision for Income Taxes	10,474	12,780	15,184	25,991
Provision for Income Taxes	4,134	4,813	5,924	9,669

Net Income	$6,340	$7,967	$9,260	$16,322

Earnings Per Share:
Basic Earnings per Share	$0.30	$0.38	$0.44	$0.78

Basic Weighted Average Number of Shares Outstanding	21,136	20,907	21,057	20,862

Diluted Earnings per Share	$0.30	$0.37	$0.43	$0.77

Diluted Weighted Average Number of Shares Outstanding	21,436	21,458	21,290	21,252

Dividends Declared per Share	$0.04	$0.04	$0.16	$0.12

Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	YEAR ENDED AUGUST 31
	2009	2008
	(unaudited)
Cash Provided by (Used for) Operating Activities:
Net income	$9,260	$16,322
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	6,960	6,882
Excess tax benefits from share-based payments	(758)	(777)
Other non-cash charges	3,152	3,161
Loss on disposal of property, plant and equipment	925	—
Change in assets and liabilities:
Accounts receivable	13,295	(5,103)
Inventories	10,854	(4,653)
Deferred income taxes	114	(996)
Prepayments and other current assets	443	(1,937)
Accounts payable	(4,851)	8,669
Accrued compensation and other current liabilities	(7,904)	6,315
Self-insurance and other long-term liabilities	(2,118)	(574)
Other assets	1,066	(874)

Net Cash Provided by Operating Activities	30,438	26,435

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(7,517)	(9,176)
Other investing activities	—	124

Net Cash Used for Investing Activities	(7,517)	(9,052)

Cash Provided by (Used for) Financing Activities:
Proceeds from revolving credit facility	66,800	96,700
Repayments of borrowings from revolving credit facility	(85,300)	(49,724)
Payment to Acuity Brands, Inc. upon separation	—	(62,500)
Employee stock purchase plan issuances	709	381
Excess tax benefit from share-based payments	758	777
Dividend payments	(3,463)	(2,596)
Repayments of other long-term debt	—	(326)
Net activity with Acuity Brands, Inc. prior to separation	—	4,876

Net Cash Used for Financing Activities	(20,496)	(12,412)

Effect of Exchange Rate Changes on Cash	(302)	415

Net Change in Cash and Cash Equivalents	2,123	5,386
Cash and Cash Equivalents at Beginning of Period	14,528	9,142

Cash and Cash Equivalents at End of Period	$16,651	$14,528

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(In thousands, except per-share data)

	Three Months Ended August 31		Year Ended August 31
	2009	2008	2009	2008
Reported (GAAP) Operating Profit	$10,997	$13,514	$18,089	$29,063
Restructuring Charges, net of tax(a)	413	—	3,422	8,527
Discontinued Inventory Charge, net of tax(b)	—	—	—	1,511

Adjusted Operating Profit(c)	$11,410	$13,514	$21,511	$39,101

Reported (GAAP) Net Income	$6,340	$7,967	$9,260	$16,322
Restructuring Charges, net of tax(a)	250	—	2,087	5,389
Discontinued Inventory Charge, net of tax(b)	—	—	—	955

Adjusted Net Income (c)	$6,590	$7,967	$11,347	$22,666

Reported (GAAP) Diluted Earnings Per Share	$0.30	$0.37	$0.43	$0.77
Restructuring Charges(a)	0.01	—	0.10	0.25
Discontinued Inventory Charge, net of tax(b)	—	—	—	0.05

Adjusted Diluted Earnings Per Share (c)	$0.31	$0.37	$0.53	$1.07

(a)

During the first quarter of fiscal year 2009, Zep’s management initiated actions necessary to reduce non-sales headcount by 5%. Accordingly, we recorded a net pretax charge of $1.9 million during the three months ended November 30, 2008. This charge was entirely composed of severance related costs. In the second quarter of fiscal year 2009, the Company recorded a charge of $1.1 million as it exited two facilities, and, in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, adjusted sub-lease rental income assumptions associated with a leased facility exited during the third quarter of fiscal year 2008. In the fourth quarter of fiscal year 2009, Zep recorded a pretax restructuring charge of $0.4 million for costs associated with severances and facility consolidation. We believe it is useful to exclude restructuring charges from reported results as they are unrelated to our core operating performance.

During the first quarter of fiscal year 2008, Zep’s management announced its intention to pursue a strategic plan focused upon achieving the Company’s long-term financial objectives. As part of this program, we recorded a net pretax charge of $4.5 million during the third quarter of 2008 and a $0.8 million during the second quarter of fiscal 2008. These charges were primarily composed of severance related costs. Additionally, in the third quarter of fiscal 2008, we consolidated our corporate office operations and recorded a $3.3 million charge for facility lease termination costs. We believe it is useful to exclude these restructuring charges from reported results as they are unrelated to our core operating performance.

(b)

During the third quarter of fiscal year 2008, we recorded a $1.5 million charge related to discontinued inventory resulting from our product line simplification ($1.2 million for inventory write-downs was recorded within of Cost of Products Sold and $0.3 million for waste disposal was recorded within Selling, Distribution and Administrative Expenses). We believe that the expenses associated with product rationalization are not reflective of our core operating performance. Accordingly, we believe it useful to exclude these expenses from reported results.

(c)

These non-GAAP financial measures are provided to allow investors to more clearly evaluate operating performance and business trends. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results, and, therefore, may not be useful in making certain decisions, including but not limited to certain decisions concerning capital and other investments.